                                  EXHIBIT 12


































                                   EXH 12

                     AFLAC INCORPORATED AND SUBSIDIARIES
                      Ratio of Earnings to Fixed Charges
                          Years Ended December 31,

(In thousands)               1999      1998      1997      1996      1995
                           --------  --------  --------  --------  --------
Fixed charges:
  Interest expense         $ 18,233  $ 13,152  $ 13,709  $ 16,186  $ 15,611
  Rental expense
   deemed interest              549       378       439       563       757
                            -------   -------   -------   -------   -------
    Total fixed charges    $ 18,782  $ 13,530  $ 14,148  $ 16,749  $ 16,368
                            =======   =======   =======   =======   =======

Earnings before
 income tax                $778,367  $550,793  $864,820  $650,001  $600,995
Add back:
  Fixed charges              18,782    13,530    14,148    16,749    16,368
                            -------   -------   -------   -------   -------
    Total earnings
     before income tax
     and fixed charges      797,149   564,323   878,968   666,750   617,363

Adjustments:
  Realized gains/(losses)   (13,496)   (2,077)   (5,440)    1,980      (270)
  Gain on sale of
   television business            -         -   267,223    60,264         -
                            -------   -------   -------   -------   -------
    Total realized
     gains/(losses)         (13,496)   (2,077)  261,783    62,244      (270)
                            -------   -------   -------   -------   -------
    Total earnings before
     income tax and fixed
     charges and realized
     gains/(losses)        $810,645  $566,400  $617,185  $604,506  $617,633
                            =======   =======   =======   =======   =======


    Earnings excluding
     realized gains/
     (losses) to fixed
     charges                  43.2x     41.9x     43.6x     36.1x     37.7x











                                  EXH 12-1